EXHIBIT 10.21

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

This Confidential Separation Agreement and Release (hereinafter referred to as the "Agreement") is made as of the 30th day of November, 2012 by and between Webster Bank, National Association (hereinafter referred to as the "Bank") and Webster Financial Corporation (hereinafter referred to as "Webster") and Anne M. Slattery (hereinafter referred to as "you" and "your"). "). The Bank and Webster are hereinafter collectively referred to as "the Company", and you and the Company are hereinafter referred to as the "Parties."
IN CONSIDERATION of the payments and benefits to be provided and the covenants undertaken in this Agreement, the Parties signing below agree as follows:
1.    Your Separation of Employment. Your employment with the Company shall terminate on December 31, 2012 (hereinafter referred to as the "Separation Date"). As of the Separation Date, you relinquish all duties, responsibilities and authority associated with your status as an employee of the Company. You further agree that by signing this Agreement you are formally resigning from all officer and director positions that you may hold with the Company and all subsidiaries and affiliates, and shall sign any additional documents that may be required by the Company or law to effectuate such resignation.

2.    The Effective Date of this Agreement. Pursuant to Paragraph 6 below, you have twenty-one (21) calendar days to consider and sign this Agreement and you have seven (7) calendar days after you sign this Agreement to revoke it. If you sign this Agreement during the twenty-one (21) day period and you do not revoke it during the seven (7) day revocation period, this Agreement will become effective on the eighth (8th) day after it has been signed by you (hereinafter referred to as the "Effective Date"). This Agreement will be null and void and, therefore, you will not receive the benefits referenced below if you do not sign the Agreement within the twenty-one (21) day period referenced in Paragraph 6 below.

3.    Your Severance Benefits. You shall not be entitled to any pay or benefits from the Company after the Separation Date except as specifically set forth in this Agreement. If the Company offers you another position during the Severance Period, as defined below, the Company's obligations under Paragraph 3 will cease and this will not affect the validity or enforceability of this Agreement. After the Effective Date and provided you do not breach any term of this Agreement, the Company agrees as follows:

(a)     Severance Pay. You will continue to receive your weekly base rate of pay of $5,961.53 for a period of 52 workweeks (hereinafter referred to as the "Severance Period"). The Severance Period will begin on January 1, 2013 and will end on December 31, 2013. The payments will be made on the usual payroll dates, and will be prorated for any period with less than a full number of workdays. The payments will be reduced by the amount of withholdings for taxes, social security and other deductions authorized by law.

(b)    Incentive Bonus. You will receive an annual incentive award for 2012 based on the terms set forth in the 2012 Short Term Incentive Plan and your target bonus of 65% of base salary. The Individual Component of your bonus will be awarded at target. You will receive your award when other eligible recipients receive their awards, which will be no later than March 15, 2013. You will not receive an incentive bonus for 2013.

(c)    Lump Sum Payment. You will receive a lump sum payment of $50,000.00 as soon as practicable after the Separation Date and in no event later than March 15, 2013. This payment will be reduced by the amount of withholdings for taxes, social security and other deductions authorized by law.

(d)    Equity Awards and SERP. Attached as Schedule A are printouts from Fidelity Investments of your current equity award balances, including the SERP Balance (Schedule A).

(i)    Stock Options: You will forfeit all of the stock options granted to you in 2012 pursuant to the one-year service requirement of the Webster Financial Corporation Amended and Restated 1992 Stock Option Plan ("Webster Stock Options").

(ii)    Restricted Stock: On December 23, 2012 you will vest in the 15,757 restricted stock award that was granted to you on December 23, 2009. The Company will accelerate, on a pro rata basis based on your Separation Date, the vesting of the restricted stock award that was granted to you on February 22, 2011 so that you will be vested in 5,391 shares of the 8,822 shares originally granted. The vested restricted stock will be payable to you in accordance with the terms of the Webster Financial Corporation Amended and Restated 1992 Stock Option Plan.

(iii)    Performance Share Awards: You will forfeit the 6,822 restrict stock units that were granted to you on February 22, 2012 ("Performance-Share Awards").

(iv)    SERP: You are entitled to payment of your retirement savings benefits accrued under the Supplemental Retirement Plan for Employees of Webster Bank ("SERP").

(e)     Continuation of Health Insurance. The Bank will provide you and your eligible dependents information concerning your right to continue coverage under the Company's group health plan in accordance with the federal Consolidated Omnibus Budget Reconciliation Act (COBRA). You will be eligible to continue coverage under COBRA provided you submit to the Company the necessary election and/or enrollment forms and any other requested information within any applicable time periods. You will be eligible to elect and begin your COBRA continuation coverage immediately when a qualifying event occurs; however, the Bank will not begin counting your months of COBRA coverage, as applicable, until after the Severance Period expires.
(i)     Should you elect COBRA continuation coverage, the Bank will pay during the "COBRA Subsidy Period", as defined in this paragraph, the same percentage of the COBRA premiums for group health insurance coverage that the Bank pays for similarly situated active employees (you must pay the balance). The COBRA Subsidy Period commences on the date you otherwise would lose group health coverage due to a qualifying event and will end upon the earliest of: (i) the day prior to the day you become eligible for group health coverage under another employer's plan (whether or not you actually elect coverage under such plan); (ii) the last day of the Severance Period; or (iii) the last day you (without regard to any other COBRA qualified beneficiary) are eligible for COBRA continuation coverage for any reason. The Bank's obligation to pay a portion of your COBRA premiums shall continue only if you satisfy on a timely basis all of your obligations under COBRA.
(ii)     If you are still eligible for COBRA continuation coverage after the COBRA Subsidy Period ends and you elect to continue COBRA coverage, you will be required to pay the entire cost of COBRA premiums through the end of the COBRA continuation coverage period.
(iii)     If you have a domestic partner or a civil union partner and your domestic partner or civil union partner is covered under our group health plan on your Separation Date, coverage for your domestic partner or civil union partner under our group health plan will continue through the Severance Period and will cease as of midnight on the day the Severance Period ends, whether or not you elect to receive COBRA continuation coverage.
(d)     Other Benefit Plans. Except as otherwise provided in this Paragraph 3, as of midnight on the Separation Date you will cease to be a participant in all of the Company's short term disability, long term disability, life insurance, and other fringe benefit programs including but not limited to Employee Savings Plans, pension plan, Employee Stock Purchase Plan, vacation and other paid time off benefit policies.
(e)    Unemployment Compensation. The Company will not oppose any claim you may file for unemployment compensation so long as you make no statement in connection therewith which is inconsistent with, or in breach of, the provisions of this Agreement, or is misleading or false.
(f)    Outplacement. The Company will, at its expense, provide you with outplacement benefits consistent with the Company's guidelines for career transition services.
(g) Webster will match your contribution to United Way through 2013 and continue to support up to the 2012 amounts the charitable contributions made to organizations you are involved with for which Webster has also had involvement.
4.    Release and Waiver of all Claims.
(a)    On behalf of yourself, your heirs, executors, administrators, successors and assigns, you agree not to sue, and voluntarily, knowingly, willingly, irrevocably and unconditionally release the Company and its parents, subsidiaries, related companies, and affiliates, and its and each of their respective officers, directors and employees and its and each of their respective predecessors, successors and assigns, in their corporate and individual capacities, (collectively, hereinafter referred to as the "Releasees") from any and all suits, charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, including claims for unpaid commissions, wages, salary, and other benefits which you or your heirs and assigns ever had, now have or hereafter can, shall or may have (either directly, indirectly, derivatively or in any other representative capacity) against Releasees by reason of any matter, fact or cause whatsoever arising from the beginning of time to the Effective Date, including without limitation all claims arising out of or in any way related to your employment relationship with the Company or your employment separation from the Company, or resulting from any act or omission committed by Releasees on or prior to the Effective Date.
(b)    To the fullest extent permitted by law, the claims that you are releasing include, but are not limited to, claims arising out of or related to: (a) the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the federal and Connecticut Family and Medical Leave Acts, the Employee Retirement Income Security Act, the federal Fair Labor Standards Act, the Connecticut Fair Employment Practices Act, and the Connecticut wage and hour laws, as those statutes may have been amended to the Effective Date; (b) all other federal, state and local constitutions, statutes, rules, regulations, judicial decisions and public policies now or hereafter recognized; (c) tortious conduct, whether intentional or otherwise, including, but not limited to, wrongful termination, defamation, infliction of emotional distress, violation of public policy; (d) any express or implied contract claim; (e) any claim for severance pay, bonus, commissions, salary, wages, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance, pension benefits, retirement benefits, back pay, front pay, or for any kind of compensatory, special or consequential damages, punitive or liquidated damages, attorneys' fees, costs, disbursements, expenses, or any other benefit of any kind whatsoever; and (f) any presently pending federal, state or local lawsuit filed by you or on your behalf against any Releasees, which you agree to immediately dismiss with prejudice.
(c)    You expressly acknowledge and agree that the release and waiver that you make in this Agreement is intended to include not only claims that are known, anticipated, or disclosed, but also claims that are unknown, unanticipated, or undisclosed. You are aware that there may be discovery of claims or facts in addition to or different from those known or believed to be true with respect to the matters related herein. Nevertheless, it is your intention to fully, finally, and forever settle and release all such matters, and all claims related thereto, which now exist, may exist, or heretofore have existed between you and any Releasees, whether suspected or unsuspected. In furtherance of such intention, this Agreement shall be and remain in effect as a full and complete release of all such matters, notwithstanding the discovery or existence of any additional or different claims or facts relative thereto.
(d)    You understand that by signing this Agreement you are giving up the right to become, and are promising not to consent to become, a member of any class in a case in which claims are asserted against any Releasees that are related in any way to your employment with, or separation of employment from, the Company and that involve events that occurred on or before the Effective Date. If, without your prior knowledge and consent, you are made a member of a class in any such proceeding, you will opt out of the class at the first opportunity afforded to you after learning of your inclusion. In this regard, you will execute, without objection or delay, an "opt-out" form presented to you either by the court in which such proceeding is pending or by counsel for any of Releasees who is made a defendant in such proceeding.

(e)    By signing this Agreement you acknowledge that the Company has not discriminated, retaliated or harassed you in violation of any federal, state or local law, breached any contract with you, committed any tort against you, or otherwise acted unlawfully toward you. You further acknowledge that the Company has paid and, upon payment of the benefits provided in this Agreement, will have paid you all salary, wages, bonuses and other compensation that might be due to you, and all reimbursable expenses, if any, to which you may be entitled. You hereby recognize and agree that your employment relationship with the Company has been permanently and irrevocably severed and that the Company does not have any obligation, contractual or otherwise, to hire, rehire, employ, reemploy, or engage you in any capacity whatsoever in the future.

(f)    You understand that your acceptance of the periodic salary and benefit payments under the Agreement will constitute a continuing reaffirmation and ratification of the release and waiver that you make in this Paragraph 4, releasing and discharging Releasees from liability for acts, events or failures to act which occurred before the date of acceptance of each such payment.
(g)    Notwithstanding anything in this Agreement to the contrary, you are not waiving any claim arising from a breach of this Agreement by the Company nor are you waiving any right that, under the law, cannot be waived. This Agreement also is not intended to prevent you from filing a charge with, or participating in an investigation conducted by, the Equal Employment Opportunity Commission (EEOC) or any comparable state human rights agency provided, however, you expressly waive and relinquish any right you may have to recover damages or other relief, whether equitable or legal, in any such proceeding concerning events or actions that arose on or before the Effective Date. You agree to inform the EEOC, any other governmental agency, any court or any arbitration organization that takes jurisdiction over any matter relating to your employment or termination of employment that this Agreement constitutes a full and final settlement by you of all claims released hereunder.
(h)    You represent that you have not filed or permitted to be filed against either the Company or any of the Releasees any pending complaints, charges or lawsuits in which you are named as a party or are otherwise seeking relief. You further covenant and agree that, except as noted in the following sentence, you will not seek recovery in any court or before any governmental agency or self-regulatory body against Releasees arising out of any matter, fact or cause whatsoever, whether known or unknown, arising from the beginning of time to the Effective Date including specifically your employment relationship with the Company or your employment separation from the Company. You intend this provision to apply to the fullest extent to any claim that may be released under applicable law.

(i)    Upon a finding by a court of competent jurisdiction or arbitrator that a release or waiver of claims provided for by this Paragraph 4 is illegal, void or unenforceable, the Company may require you to execute promptly a general release and waiver of any and all claims that is legal and enforceable.
(j)     You hereby agree to hold the Company harmless and to indemnify the Company against any loss, cost or expense resulting from or arising out of the breach by you of the provisions of this Paragraph 4.
5.    Your Promises to the Company.
(a)    Return of Company Property. By signing this Agreement you represent and acknowledge that you have already returned, or will return to the Company on or before the Effective Date, all copies of all information, and all computers, phones, and other equipment, property and materials of the Company or its customers that is in your possession, custody, access or control including, but not limited to, any files, record, documents or materials in your personal possession and any communications, documents, or other data stored on any personal computer or other electronic storage medium. Such items include but are not limited to all documents, data, electronic mail, information relating to actual or potential customers, electronic information of any kind stored in any computer or on any tape or disc or otherwise, information stored on paper or other hard copy, software, business plans, marketing information, financial information, bookkeeping and accounting information, business records, identification cards, business cards, key badges, building access cards, Company-issued credit cards, communication devices, and all other information and materials, whether or not proprietary or confidential, relating to the business or operations of the Company. You represent that you have not retained and will not retain copies, duplicates, reproductions, or excerpts of any such information, software, equipment, materials, or other items.
(b)    Protection of Confidential Information. You acknowledge that during the course of your employment with the Company you were provided with, received, used and were exposed to confidential proprietary information and trade secrets relating to the Company (hereinafter referred to "Confidential Information"). Confidential Information consists of all information that is not generally known to the public and that is or may be used in the Company's business. Confidential Information includes, but is not limited to: trade secrets; secret, confidential or proprietary information; computer passwords and program designs; proprietary computer software and hardware configuration and design; new product and service ideas; business plans; marketing, financial, research, sales, development, and customer information and lists; and financial and other information regarding customers including but not limited to customer identity, customer requirements, customer data, and business associates and employees. You agree not to, without the written consent of a duly authorized executive officer of the Company, directly or indirectly use, disclose, or disseminate any Confidential Information at any time following the Separation Date.
(c)    Confidentiality of this Agreement. You agree to keep both the existence of, as well as any of the specific terms of, this Agreement confidential. You agree not to disclose or to discuss this Agreement or any of its terms with any person, except that you may disclose and discuss this Agreement and its terms with your spouse, attorney, and/or accountant but only after you have informed them of the provisions of this subparagraph and instructed them that they must comply with its terms to the same extent that you must, and/or pursuant to a lawfully issued subpoena or court order. If you receive a subpoena or court order directing you to disclose this Agreement and/or its terms, you agree to immediately send a copy of such subpoena or court order to the Company and will not disclose such information until the Company has had an opportunity to move to quash the subpoena or to apply to the court for relief from its order.

(d)     Non-Disparagement. You will not at any time make any disparaging, derogatory, negative, or otherwise unfavorable statements, either oral or written, regarding Releasees. You also will not take any actions or conduct yourself in any way that adversely affects the reputation or goodwill of Releasees. It shall not, however, be a violation of this subparagraph for you to make truthful statements (i) when required to do so by a court of law or arbitrator, or by any governmental agency having supervisory authority over the Company's business or (ii) to the extent necessary with respect to any litigation, arbitration or mediation involving this Agreement including, but not limited to, enforcement of this Agreement.
(e)    Non-Solicitation. For a period of twelve (12) months commencing as of the Separation Date you will not directly or indirectly, whether or not for compensation, either for your own account or on account of a third party or entity, whether or not as a partner, officer, director, shareholder, proprietor, employee, agent, consultant, contractor or otherwise:

(i)    take away or cause the loss of any Customer or Prospective Customer, as those terms are herein defined, of the Company;

(ii)    call on or solicit, or attempt to call on or solicit by mail, phone, personal meeting or in any other manner, any Customer or Prospective Customer of the Company for the purpose of selling or providing such Customer or Prospective Customer any services, products or line of products that substantially resemble and compete with those provided or offered by the Company;

(iii)    provide to any Customer or Prospective Customer any services, products or line of products that substantially resemble and compete with those provided or offered by the Company;

(iv)    interfere with, disrupt or attempt to interfere with or disrupt the relationship between the Company and any of its vendors, Customers, Potential Customers, consultants, contractors or employees; and/or

(v)    induce, solicit, encourage, recruit, employ or offer to employ or contract in any way with any employee or independent contractor employed by or under contract with the Company to be employed by or provide services to you or a third party.
For the purposes of this subparagraph (e), the terms "Customer" and "Prospective Customer shall have the following meanings. "Customer" shall mean any person or entity that is a customer of the Company or was a customer of the Company at any time during the two-year period prior to the Separation Date, and to whom you directly or indirectly offered to provide or provided any banking or financing services or products, introduced the products or services that the Company offers, serviced or had a business relationship with during your employment with the Company, solicited to conduct business with the Company, or any customer of the Company whose name became known to you as a direct or indirect result of your employment with the Company. “Prospective Customer” shall mean any person or entity whose business is being actively considered for solicitation by the Company, or whose business was solicited or was actively considered for solicitation by the Company at any time during the two-year period prior to the Separation Date, and you have actual knowledge of such actual or planned solicitation.
(f)    Payment of Taxes. You agree to be solely responsible for the tax consequences of any benefits conferred upon you, or any payments made to you, or on your behalf, under the terms of this Agreement. You state that you have had the opportunity to consult with your tax adviser and have relied on any advice your tax adviser may have given you and not on any statements made by the Company with respect to the tax consequences of this Agreement.
(g)    Duty to Cooperate. You agree to fully cooperate in all reasonable respects with the Company and its respective directors, officers, employees, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving the Company, and about which the Company believes you may have relevant information. Such cooperation and assistance shall be provided at a time and in a manner which is mutually and reasonably agreeable to you and the Company, and shall include providing information and documents, submitting to depositions, providing testimony and general cooperation to assist the Company. Subject to sub-paragraph (g) below, you will be reimbursed in accordance with the Company's expense reimbursement policy for any reasonable out-of-pocket expense that you may you incur in fulfilling your obligations under this sub-paragraph (f).
(h)     Duty to Comply With the Terms of this Agreement.
(i)    You agree to fully comply with the terms of this Agreement and acknowledge that the benefits that the Company has agreed to provide you under this Agreement are expressly contingent upon your full compliance with the terms of this Agreement. If, after the Effective Date, you breach any provision of this Agreement, violate any covenants or representations that you have made in this Agreement, or the Company discovers that you have engaged in, or are engaging in, conduct that would have rendered you ineligible for the severance benefits provided to you under this Agreement or that results in direct or indirect harm to the Company, then the Company shall have the right, without affecting the validity and enforceability of the Agreement, and in addition to and not in lieu of all other legal and equitable remedies, to discontinue all payments due under this Agreement. If such payments have already been made to you, you agree to repay the Company all amounts paid under this Agreement and shall pay the reasonable costs and attorneys' fees that the Company incurs as a result of your breach including, without limitation, the costs and attorneys' fees that the Company incurs in enforcing the terms of this Agreement.
(ii)    You acknowledge and agree that the Company would suffer irreparable harm in the event you breach the promises that you make in this Paragraph 5 and that the Company would be entitled to an injunction, without bond, restraining you from any breach or threatened breach of this Agreement. Nothing contained herein shall be construed to prohibit the Company from pursuing any other remedies at law or at equity which it may have for any such breach or threatened breach, including the recovery of monetary damages and attorneys fees from you.
(iii)    You further acknowledge and agree that the nature and scope of each of the provisions set forth in Paragraphs 5(a), 5(b), 5(c), 5(d), 5(e) and 5(g) are reasonable and necessary for the protection of the Company's legitimate business interests. Should a court of competent jurisdiction determine that the character, duration, or geographic scope of any provision in Paragraphs 5(a), 5(b), 5(c), 5(d), 5(e) and 5(g) of this Agreement is unreasonable or otherwise unenforceable as written and applied to you, it is the intent of the parties that this Agreement shall be judicially reformed or construed by the court in such a manner as to impose only those restrictions on your conduct that are reasonable and necessary to assure the Company of the intended benefit of this Agreement.
6.    Your Understanding and Representations. By signing this Agreement you admit and agree that: (a) the Company advised you to seek the advice of an attorney prior to signing this Agreement; (b) the Company provided you at least twenty-one (21) calendar days to consider the terms of this Agreement with an attorney of your choice before signing it and, if you did sign it before the end of that period, you did so of your own free will; (c) the consideration that you have received or will receive for signing this Agreement is not something to which you claim that you are otherwise entitled; (d) you realize and understand that the waiver and release in this Agreement covers certain claims, demands, and causes of action against Releasees including those under the Age Discrimination in Employment Act of 1967; (e) you have seven (7) calendar days after the date you sign this Agreement to revoke and cancel it by sending clear written notice of your intent to revoke to the Company c/o Webster Bank, National Association, Executive Vice President, Chief Human Resources Officer at 145 Bank Street, Waterbury, Connecticut 06702, which notice must be received before the expiration of such seven (7) day period; and (f) you are signing this Agreement knowingly, voluntarily and with the full understanding of its consequences, and you have not been forced or coerced in any way.
7.    Entire Agreement. You understand and agree that this Agreement constitutes the entire agreement concerning your employment separation and all other subjects addressed herein. You further understand and agree that this Agreement supersedes and replaces all prior negotiations and any express or implied contracts, whether written or oral, including but not limited to, the Change in Control Agreement between you and Webster Financial Corporation dated as of May 31, 2011 and concerning your employment and separation of employment except, however, this Agreement does not affect, and you expressly acknowledge and reaffirm, your obligations under all Company policies and all agreements that you may have entered into with the Company containing on-going obligations for the benefit of the Company. This exception includes, but is not limited to, confidentiality obligations applicable to employees of the Company, any covenants that you have made concerning non-solicitation of employees, and/or any non-competition or non-solicitation of customer agreement(s) which you may have entered into with the Company, or to which the Company may have succeeded, at any time either prior to or during your employment, which agreement(s) remain(s) in full force and effect.
You hereby agree that, in entering into this Agreement, you are not relying upon and shall not assert reliance upon any prior or contemporaneous representations of warranties by the Company or any of its representatives unless such representations or warranties are specifically recited in this Agreement.
8.    Waiver and Severability. If one or more of the provisions of this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect or impair any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein. Any waiver of any provision of this Agreement shall be effective only if in writing, specifically referring to the provision being waived and signed by the party against whom enforcement of the waiver is being sought. No waiver of any provision of this Agreement shall be effective as to any other provision of this Agreement except to the extent specifically provided in an effective written waiver. Also, if either the Company or you breach this Agreement and the non-breaching party fails to act, this failure shall not mean that the non-breaching party has waived its right to act as to that breach, or any other breach, in the future.
9.    No Admission of Wrongdoing. The making of this Agreement is not intended, and shall not be construed, as an admission that either you or the Company has done anything wrong, or violated any law, regulation, order, rule, procedure, express or implied contract, or otherwise incurred any liability.

10.    Applicable Law and Exclusive Forum. The Parties agree that this Agreement is made and entered into in the State of Connecticut. The Parties further agree that all questions concerning this Agreement, the rights and obligations of the Parties, its enforcement, and its validity, effect, and interpretation and construction shall be determined under the laws of the State of Connecticut, without regard to its choice of law provisions. With respect to any claim arising out or relating to this Agreement, you: (a) irrevocably submit to the exclusive jurisdiction of the courts of the State of Connecticut and the United States District Court for the District of Connecticut and to the jurisdiction of all courts to which an appeal may be taken from such courts; and (b) expressly waive, to the fullest extent you may effectively do so under applicable law, any objection which you may at any time have to venue in such courts, that any suit, action or proceeding therein has been brought in an inconvenient forum or that any such court lacks jurisdiction.
11.    Successors and Assigns. You acknowledge and agree that your performance under this Agreement is personal and that you may not assign or purport to assign any rights or obligations under this Agreement. The Company may assign or otherwise dispose of its rights and obligations under this Agreement in its sole discretion. The Agreement shall be binding upon and inure to the benefit of the current and future parent companies, affiliates, subsidiaries, successors and assigns of the Company. This Agreement shall inure to the benefit of and be binding upon your heirs.
12.     Miscellaneous. In the course of negotiating the terms of this Agreement the Parties may have made one or more material changes to this Agreement. The Parties agree that no change, material or otherwise, shall extend the period of time originally provided you to consider the terms of this Agreement. The Parties further agree that the language and all parts of this Agreement shall in all cases be construed as a whole, according to the fair meaning, and not strictly for or against any party. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.
13.    Compliance.    409A and 280G Compliance. The payment of severance and issuance of stock and/or equities hereunder is designed to comply with one or more of the exceptions to Section 409A and with 280G of the Internal Revenue Code and interpretive guidance thereunder. To the extent that such payments do not comply with one or more of the exceptions to Section 409A and/or 280G, the Company may, in its sole and absolute discretion, delay payments hereunder or make other such modifications with respect to the payment of severance or issuance of stock and/ or other equities hereunder as it reasonably deems necessary to comply with one or more of the exceptions to Section 409A and with 280G.

IN WITNESS WHEREOF, the parties have signed their names as of the day, month and year referenced above.

WEBSTER FINANCIAL CORPORATION

By:	/s/ James C. Smith
Name:	James C. Smith
Title:	Chairman and Chief Executive Officer

Date:	December 3, 2012

WEBSTER BANK, NATIONAL ASSOCIATION

By:	/s/ James C. Smith
Name:	James C. Smith
Title:	Chairman and Chief Executive Officer

Date:	December 3, 2012

ANNE M. SLATTERY

/s/ Anne M. Slattery

Date:	December 3, 2012